CHYRON CORPORATION

Employees Severance Plan

[Amended August 9, 2006]

PREAMBLE

Chyron Corporation (the Employer) maintains the Chyron Corporation Employees Severance Plan (the Plan) for the benefit of its eligible, common law employees, who are rendered unemployed through no fault of their own. The original effective date of the Plan is July 25, 2001. The terms of the Plan are set forth herein.

ARTICLE I

Eligibility

Section 1.1 Eligibility

Common Law Employees of the Employer (hereinafter referred to as "Employees") in employment with the Employer for at least ninety (90) days, whose employment is involuntarily terminated for a reason other than Cause, shall be entitled to Severance Pay in the amount described in Section 2.1 and 2.2 of the Plan, except as otherwise provided in the Plan.

Section 1.2 Collective Bargaining Exclusion

Employees whose terms of employment are the subject of collective bargaining are not eligible for Severance Pay under the terms of the Plan.

Section 1.3 Employment By Successor Employer

In the event of the sale, dissolution, merger, consolidation, reorganization or spin-off of all or part of the Employer, no Severance Pay shall be payable under the terms of the Plan to any Employee or former Employee whose employment continues with a Successor Employer, unless the written terms of such sale, dissolution, merger, consolidation, reorganization or spin-off specifically provides that Severance Pay under the Plan will become payable by the Employer.

Section 1.4 Successor Employer Defined

A Successor Employer is defined as an entity or entities that enters into an agreement to purchase or assume assets and or liabilities of the Employer, as the result of a sale, dissolution, merger, consolidation, reorganization or spin-off of all or part of the Employer.

Section 1.5 Transfer of Employment to a Related Employer, Division, or Joint Venture

An Employee who transfers employment to a member of a controlled group of companies with the Employer or who transfers employment to another division of the Employer or transfers employment to another entity participating in a Joint Venture with the Employer, shall not be eligible for Severance Pay under the terms of the Plan as a result of such transfer.

Section 1.6 Common Law Employee Defined

Common Law Employee is defined as an Employee whose wages are reported on Form W-2. Common Law Employees do not include independent contractors even if it is determined at a later date that an individual was incorrectly classified as an independent contractor and such individual is reclassified as a Common Law Employee on a retroactive basis.

Section 1.7 Employer Defined

The term Employer means Chyron Corporation. The term Employer does not include any other entities that are or may become part of a controlled group of companies with Chyron Corporation, within the meaning of Section 414(b) and (c) of the Internal Revenue Code, nor does it include predecessor employers to Chyron Corporation for purposes of determining length of service.

Section 1.8 Former Employee Rehired

A former Employee who is rehired will be treated as a new Employee for purposes of satisfying the ninety (90) days of employment rule for eligibility to receive Severance Pay under the Plan and for purposes of determining the amount of Severance Pay.

Section 1.9 Death of Eligible Employee

The Severance Pay for an eligible Employee who satisfies the requirements to receive Severance Pay and thereafter dies before receiving payment shall be paid to the deceased Employee's surviving spouse, or, if there is no spouse, to the deceased Employee's estate.

ARTICLE II

Amount of Severance Pay

Section 2.1 Amount of Severance Pay

An eligible Employee who is not an Executive shall be entitled to Severance Pay in accordance with the following schedule:

Number of Weeks of
Length of Service	Severance Pay
Less than 5 years	4
5 years	5
6 years	6
7 years	7
8 years	8
9 years	9
10 years	10
More than 10 years	10

Section 2.2 Amount of Severance Pay For Executives

An eligible Employee who is an Executive shall be entitled to three (3) months of Severance Pay.

Section 2.3 Offset For Other Severance Payments Made

The Severance Pay under the Plan shall be offset by any other severance like payments required to be made under federal, state or municipal law, or pursuant to a written employment contract between the Employer and the Employee providing severance payments outside of the scope of the Plan, so that there is no duplication of benefits under more than one (1) program of severance payments.

Section 2.4 Week of Severance Pay Defined

One (1) week of Severance Pay is defined as an Employee's base pay for one (1) regularly scheduled work week at the base rate of pay in effect on the date of the eligible Employee's involuntary termination of employment. Base pay excludes overtime, bonuses, commissions, expense allowances, fringe benefits, reimbursements and all other similar payments.

Section 2.5 Executive Defined

An Executive, for purposes of the Plan, is defined as an officer of Chyron Corporation with the title of Vice President and all officers with more senior titles than Vice President.

Section 2.6 Service Defined

Service shall mean Service with the Employer determined on an elapsed time basis beginning with the Employee's date of employment with the Employer and ending on the Employee's termination of employment.

Section 2.7 Cause Defined

Cause shall mean that Employee (i) is convicted of a felony crime, (ii) willfully commits any act or willfully omits to take any action in bad faith and to the material detriment of the Company, (iii) commits an act of active and deliberate fraud against the Company, or (iv) materially breaches any written policy of the Company which could expose the Company to significant damages (including but not limited to breach of the Company's anti-discrimination or harassment policies) and fails to correct such breach within ten (10) days after written notice thereof.

Section 2.8 Effect on Pensions and 401(k) Benefits

Severance Pay shall not be treated as compensation for purposes of the Chyron Corporation Employees Pension Plan and the Chyron Corporation Employees 401(k) Plan.

Section 2.9 Effect of Regulations

The Severance provided hereunder is intended to comply with the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), for involuntary separation arrangements set forth in Proposed Treasury Regulation Section 1.409A-1(b)(9). Accordingly, notwithstanding any other provision hereof, (i) no amount shall be payable to Employee hereunder unless Employee's termination of employment constitutes a separation from service within the meaning of Section 409A of the Code, (ii) the amount payable to Employee hereunder shall not exceed two times the lesser of (A) the Employee's annual compensation (as defined in Treasury Regulation Section 1.415(d)(2)) for services provided to the Company as an employee for the calendar year preceding the calendar year in which such separation from service occurs, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for such year, and (iii) no payment may be made to Employee hereunder in such event later than December 31 of the second calendar year following the calendar year in which such separation from service occurs.

ARTICLE III

Source, Time, Form, Method of Payment

Section 3.1 Timing, Form and Method of Payment

Severance Pay shall be paid, at management's option, either in one lump in the Company payroll next scheduled to be processed after termination, or in installments each Company payroll for the length of the severance period following the eligible Employee's involuntary termination of employment.

Section 3.2 Source of Payment

Severance Pay shall be paid from the general assets of the Employer.

ARTICLE IV

Claims

Section 4.1 Claims Procedure

Claims for benefits under the Plan may be filed in writing with the Human Resources Department of the Employer. Written notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure. Any Employee, former Employee, or Beneficiary of either, who has been denied a benefit by a decision of the Employer shall be entitled to request the Employer to give further consideration to the claim by filing with the Employer (on a form which may be obtained from the Human Resource department of the Employer) a request for a hearing. Such request, together with a written statement of the reasons why the claimant believes the claim should be allowed, shall be filed with the Employer no later than sixty (60) days after receipt of the written notification provided for in this Section 4.1. The Employer shall then conduct a hearing within the next sixty (60) days, at which the claimant may be represented by an attorney or any other representative of the claimant's choosing and at which the claimant shall have an opportunity to submit wir6tten and oral evidence and arguments in support of the claim. At the hearing (or prior thereto upon five (5) business days written notice to the Employer) the claimant or his representative shall have an opportunity to review all documents in the possession of the Employer, which are pertinent to the claim at issue and its disallowance. Either the claimant or the Employer may cause a court reporter to attend the hearing and record the proceedings. In such event, a complete written transcript of the proceedings shall be furnished to both parties by the court reporter. The full expense of any such court reporter and such transcripts shall be borne by the party causing the court reporter to attend the hearing. A final decision as to the allowance of the claim shall be made by the Employer within sixty (60) days of receipt of the appeal (unless there has been an extension of sixty (60) days due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE V

Plan Interpretation and Administration

Section 5.1 Plan Interpretation and Administration

The Employer reserves the exclusive right to interpret the Plan and to decide any questions arising under the Plan and its decisions shall be final and binding.

Section 5.2 Gender

Words used in the masculine shall be read and construed in the feminine where applicable. Wherever required, the singular of any word used in the Plan shall include the plural and the plural may be read in the singular.

Section 5.3 Law

This Plan is a welfare plan subject to the terms of the Employee Retirement Income Security Act of 1974 (ERISA), as amended from time to time, and shall be construed according to the laws of the State of New York where it is made and under the laws of which is shall be enforced, except to the extent that those laws are preempted by ERISA.

Section 5.4 No Contract of Employment

The Plan may not be construed as creating any contract or tenure of employment between the Employer and the Employee.

Section 5.5 The Plan

This document constitutes the Plan in its entirety. The Plan may be executed in any number of counterparts, each of which may be deemed the original, although the others shall not be produced.

Section 5.6 Enforcement, Severability

If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision and the Plan shall be construed and enforced as if such provision had not been included.

Section 5.7 Waiver

As a condition precedent to the payment of Severance Benefits to any Employee or to the legal representative or beneficiary of such Employee, such Employee, legal representative or beneficiary will be required to execute a waiver and general release therefore, in such form and at such time as shall be determined by the Employer.

Section 5.8 Plan Administrator

Chyron Corporation is the Plan Administrator for the Plan. The Employer may designate by action of the Board of Directors an officer of the corporation or a committee to act on its behalf in the administration of the Plan.

Section 5.9 Annual Plan Review

The Employer shall review the terms of the Plan, at least once each year, to determine if any changes are warranted. Any such changes shall be made in writing by action of the Board of Directors.

ARTICLE VI

Amendment, Termination, Vesting

Section 6.1 Amendment, Termination, Vesting

The Employer retains the right at any time and from time to time to amend the Plan in whole or in part, to terminate it or to rescind it. Any such amendment, termination or rescission shall be ratified by action of the Board of Directors. Except with respect to an Employee or former

Employee who has satisfied all the eligibility criteria to receive Severance Pay under the Plan and who has executed such waivers and releases as required by the Employer, no Employee has a vested right to Severance Pay under the Plan.

In witness whereof, this Plan, originally ratified the 25th day of July, 2001, is hereby amended the 9th day of August, 2006, as evidenced by resolution of the Company's Board of Directors at a meeting held on the 9th day of August, 2006.
Employer: Chyron Corporation

		By:	/s/ Jerry Kieliszak
Jerry Kieliszak, SVP & CFO

		Date	August 9, 2006

Witness:	/s/ Tracy Cooke

Date:	August 9, 2006